UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: June 24, 2016
(Date of earliest event reported)

E*TRADE Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1271 Avenue of the Americas, 14th Floor, New York, New York 10020
(Address of Principal Executive Offices and Zip Code)

(646) 521-4300
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2016, E*TRADE Clearing LLC (“ETC”), an indirect subsidiary of E*TRADE Financial Corporation, entered into a 364-day, $400 million Senior Unsecured Revolving Credit Facility (the “Credit Facility”) with a syndicate of banks, and with JPMorgan Chase Bank, N.A., as administrative agent. The Credit Facility will be used by ETC for short-term operational needs, including, among other things, funding clearing agency margin deposits. As of June 24, 2016, no amounts were outstanding under the Credit Facility. The Credit Facility replaces the 364-day Senior Unsecured Revolving Credit Facility entered into by and among ETC, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto on June 26, 2015, which expired in accordance with its terms.

The obligations under the Credit Facility are unsecured. The revolving loans under the Credit Facility will accrue interest at rates equal to, at the election of ETC, either the Federal Funds Rate (as defined in the Credit Facility) or the Eurodollar Rate, plus a fixed margin of 1.75%. ETC will pay a commitment fee of 0.375% on the average daily unused portion of the Credit Facility. ETC may request increases in the aggregate amount of commitments under the Credit Facility in an aggregate amount not to exceed $200 million. The Credit Facility contains customary covenants for credit facilities of this nature, including financial maintenance covenants relating to ETC’s minimum consolidated tangible net worth and regulatory net capital ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date:	June 27, 2016	By:	/s/ Karl A. Roessner
			Name:	Karl A. Roessner
			Title:	Corporate Secretary